As filed with the Securities and Exchange Commission on March 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O2MICRO INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Grand Pavilion Commercial Centre

West Bay Road

P.O. Box 32331 SMB

George Town

Grand Cayman, Cayman Islands

(345) 945-1110

(Address of principal executive offices)

2005 Share Option Plan

2005 Share Incentive Plan

(Full title of the plans)

Sterling Du, Chief Executive Officer

O2Micro International Limited

c/o O2 Micro, Inc.

3118 Patrick Henry Drive

Santa Clara, California 95054

(Name and address of agent for service)

(408) 987-5920

(Telephone number, including area code, of agent for service)

Copy to:

Justin L. Bastian, Esq

Mary J. Shimizu, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

(650) 813-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be registered (2)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares, $0.00002 par value per share	100,000,000 shares	(4)	$0.26	$26,320,000.00	$2,817.00
Ordinary Shares, $0.00002 par value per share	75,000,000 shares	(5)	$0.26	$19,740,000.00	$2,113.00

(1)	The ordinary shares registered hereby may be represented by the Registrant’s American Depositary Shares, each of which represents 50 ordinary shares. American Depositary Shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on November 7, 2005 (File No. 333-129523).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported for the Registrant’s American Depositary Shares, or ADSs, as quoted on the Nasdaq National Market on March 3, 2006, or $0.2632 (as adjusted to reflect the 1 to 50 ratio of American Depositary Shares to ordinary shares), for an aggregate offering price of $46,060,000.
(4)	This total represents the amount of ordinary shares authorized to be issued under the Registrant’s 2005 Share Option Plan.
(5)	This total represents the amount of ordinary shares authorized to be issued under the Registrant’s 2005 Share Incentive Plan.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by O2Micro International Limited (the “Registrant”) with the Commission are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 20-F filed with the Commission on June 20, 2005 for the fiscal year ended December 31, 2004, which includes audited financial statements for such fiscal year.

b. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Registrant’s fiscal year ended December 31, 2004.

c. The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 16, 2000, as amended on November 23, 2005 and March 2, 2006, under the Exchange Act, including any future amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that a provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant*

4.1	Specimen Share Certificate of the Registrant**

4.2	Specimen American Depositary Receipt of the Registrant†

4.3	Form of Deposit Agreement among the registrant, The Bank of New York, as depositary, and owners and beneficial owners of American Depositary Receipts issued thereunder†

5.1	Opinion of Maples and Calder

10.1	O2Micro International Limited 2005 Share Option Plan*

10.2	O2Micro International Limited 2005 Share Incentive Plan*

23.1	Consent of Maples and Calder (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche

24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated herein by reference from Exhibit 99.2 to the Report on Form 6-K filed on October 17, 2005.
**	Incorporated herein by reference from Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form 8-A filed on November 23, 2005.
†	Incorporated herein by reference from Exhibit 1 to the Registration Statement on Form F-6 filed on November 7, 2005.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, O2Micro International Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on March 7, 2006.

O2MICRO INTERNATIONAL LIMITED

By:	/s/ Sterling Du
Sterling Du Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sterling Du and James Keim, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sterling Du Sterling Du	Chief Executive Officer and Chairman of the Board (principal executive officer and authorized U.S. Representative)	March 7, 2006

/s/ Perry Kuo Perry Kuo	Chief Financial Officer (principal financial and accounting officer)	March 7, 2006

/s/ James Keim James Keim	Director	March 7, 2006

/s/ Michael Austin Michael Austin	Director	March 7, 2006

/s/ Lawrence Lin Lawrence Lin	Director	March 7, 2006

/s/ Keisuke Yawata Keisuke Yawata	Director	March 7, 2006

/s/ Geok Ling Goh Geok Ling Goh	Director	March 7, 2006

/s/ Xiaolang Yan Xiaolang Yan	Director	March 7, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant*

4.1	Specimen Share Certificate of the Registrant**

4.2	Specimen American Depositary Receipt of the Registrant†

4.3	Form of Deposit Agreement among the registrant, The Bank of New York, as depositary, and owners and beneficial owners of American Depositary Receipts issued thereunder†

5.1	Opinion of Maples and Calder

10.1	O2Micro International Limited 2005 Share Option Plan*

10.2	O2Micro International Limited 2005 Share Incentive Plan*

23.1	Consent of Maples and Calder (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche

24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated herein by reference from Exhibit 99.2 to the Report on Form 6-K filed on October 17, 2005.
**	Incorporated herein by reference from Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form 8-A filed on November 23, 2005.
†	Incorporated herein by reference from Exhibit 1 to the Registration Statement on Form F-6 filed on November 7, 2005.